Exhibit 99.1

Contacts: Pat Sheaffer or Ron Wysaske, Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Second Quarter Profits;
Net Interest Margin and Capital Ratios Improve

Second Quarter Fiscal 2010 Highlights (at or for the period ended September 30, 2009)
•	Capital levels remain very strong - total risk-based capital ratio at 12.42%.
•	Net interest margin improved 10 basis points to 4.35% compared to the preceding quarter.
•	Reduced non-performing loans to $36.1 million, compared to $41.1 million at the end of June.
•	Allowance for loan losses increased to 2.41% of total loans and 50% of non-performing loans.
•	Reduced residential construction loans by 50% compared to prior year and 26% from the prior linked quarter.
•	Customer branch deposits increased $20.3 million during the quarter, a 13.2% annualized growth rate.
•	Reduced borrowings by $70 million during the quarter.

Vancouver, WA – October 20, 2009 – Riverview Bancorp, Inc. (NASDAQ GSM: RVSB) today reported it earned $202,000, or $0.02 per diluted share, for its second fiscal quarter ended September 30, 2009. This compares to net income of $343,000, or $0.03 per diluted share, in the preceding quarter and a net loss of $4.2 million, or $0.39 per diluted share, in the second fiscal quarter a year ago. Second quarter 2010 earnings reflect continued improvement in our core business fundamentals, including an improvement in our net interest margin and branch deposit growth.

For the first six months of fiscal 2010, Riverview earned $545,000, or $0.05 per diluted share, compared to a net loss of $3.4 million, or $0.32 per diluted share, in the first six months of fiscal 2009.

“Our second quarter operating performance was very sound,” said Pat Sheaffer, Chairman and CEO. “We have continued our commitment to sound business fundamentals and relationship-based banking. Our capital position remains strong as we increased our total risk-based capital ratio 51 basis points to 12.42%. We have continued to grow customer deposits, with branch deposits increasing $20.3 million during the quarter. Our net interest margin expanded 10 basis points to 4.35%. We have also made steady progress in strengthening Riverview’s operations, with pre-tax, pre-provision earnings increasing to $3.4 million for the quarter.”

Capital and Liquidity

“Increasing our capital and liquidity position continues to remain a top priority for management during fiscal 2010,” said Sheaffer. “We continue to make progress on our strategic goal of strengthening our capital levels, increasing our total risk-based capital and Tier 1 leverage capital ratios to 12.42% and 10.20%, respectively, compared to 11.91% and 9.50% at June 30, 2009. The progress made in increasing our capital ratios was accomplished primarily through the planned strategic balance sheet restructuring that we implemented during the fourth quarter of fiscal 2009. We have continued to reduce loan balances, specifically focusing on the residential construction portfolio, coupled with growth in our residential one-to-four family mortgage portfolio.”

“We diligently monitor our liquidity position and our anticipated liquidity needs,” added Sheaffer. “As we have mentioned before, we have significant liquidity available to us, including over $288 million of borrowing capacity from the Federal Home Loan Bank and the Federal Reserve Bank, and an additional $58 million in liquidity from our cash and short-term investments, borrowing lines at correspondent banks and available wholesale markets, including brokered deposits. These liquidity sources are in addition to our solid customer deposit base.”

RVSB Second Quarter Fiscal 2010 Results
October 20, 2009

Riverview’s actual and required minimum capital amounts and ratios are presented in the following table:

September 30, 2009	Actual		Adequately Captalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital	$ 94,984	12.42%	$ 61,163	8.00%	$ 76,454	10.00%
(To Risk-Weighted Assets)
Tier 1 Capital	85,389	11.17	30,582	4.00	45,872	6.00
(To Risk-Weighted Assets)
Tier 1 Capital	85,389	10.20	33,473	4.00	41,841	5.00
(To Adjusted Tangible Assets)

Credit Quality

“Our loan portfolio remains diversified by both type and size and our asset quality metrics are holding steady; however, the housing market in Southwest Washington and Portland remains under stress, causing us to continue to build our allowance for loan losses,” said Dave Dahlstrom, EVP and Chief Credit Officer. “During the second fiscal quarter we reported a provision expense of $3.2 million, compared to net charge-offs of $2.9 million, and we expect to continue reporting higher than historical provision expenses throughout the remainder of the year.” The provision expense compares to $2.4 million in the preceding quarter and $7.2 million in the second fiscal quarter a year ago. The higher than normal provision expense was due to the continuing effect of the current economic conditions, the softening real estate market plus a higher level of net loans charge-offs. Charge-offs during the second quarter were comprised primarily of a condominium construction loan and two commercial loans totaling $1.9 million.

Non-performing loans (NPLs) improved during the quarter to $36.1 million, representing 4.82% of total loans at September 30, 2009, compared to $41.1 million, or 5.28% of total loans three months earlier. The $5.0 million decrease in NPLs from the previous quarter was primarily due to the transfer of a condominium construction loan into real estate owned (REO) totaling $5.7 million. Land acquisition and development loans and speculative construction loans, represent $25.9 million, or 71.8%, of the total non-performing loan balance at September 30, 2009. All of the loans are to borrowers located in Oregon and Washington, with the exception of one land acquisition and development loan totaling $1.4 million to a long-time Washington-based customer whose property is located in Southern California.

Non-performing assets remained stable at $56.6 million, or 6.55% of total assets, as of September 30, 2009 compared to $57.1 million, or 6.20% of total assets three months earlier. The allowance for loan losses was $18.1 million at quarter-end, equal to 2.41% of total loans, compared to 2.28% at June 30, 2009, and 2.05% a year ago. The increase in the allowance for loan losses as a percentage of loans is indicative of the continued economic uncertainty. Loans delinquent 31-89 days totaled $14.7 million, or 1.97% of total loans at September 30, 2009, compared to $11.9 million, or 1.53% of total loans at the end of June 2009, and $15.5 million, or 1.94% of total loans at the end of March 2009.

The Company has placed much emphasis on its commercial real estate portfolio, where we continue to monitor and stress test this portfolio. Based on results of the most recent stress test performed, we believe that any potential problems within this portfolio will result from individual loans and not from the portfolio as a whole. The total commercial real estate loan portfolio was $335.9 million as of September 30, 2009, compared to $327.4 million as of March 31, 2009. Of this total, 29% are owner occupied, and 71% are non-owner occupied as of September 30, 2009. Of the total commercial real estate portfolio, only two loans totaling $775,000, or 0.23% of the portfolio, were past due 30-89 days as of September 30, 2009. There were no loans in this portfolio more than 90 days past due. Management believes that its conservative underwriting standards for this portfolio, including a minimum debt service coverage ratio of 1.20 and a maximum loan-to-value of 75%, will help to protect the Company from future potential losses.

The allowance for loan losses to non-performing loans was 50.08% at September 30, 2009 compared to 43.30% at June 30, 2009. At September 30, 2009, $33.3 million, or 92% of the Company’s non-performing loans, were reserved for or written down to their net realizable value. The total specific allowance for these non-performing loans was $4.4 million, or 13.2% of the outstanding loan balance. Management believes the low amount of specific allowance required for these non-performing loans reflects Riverview’s conservative philosophy and underwriting standards. Most of the Company’s non-performing assets are secured by real estate.

RVSB Second Quarter Fiscal 2010 Results
October 20, 2009

During the quarter, Riverview sold eight properties totaling $3.2 million, and transferred a condominium construction project totaling $5.7 million into REO, resulting in REO of $20.5 million at September 30, 2009. Included in REO are 38 properties limited to 24 lending relationships. These properties consist of ten single-family homes totaling $2.8 million, 23 residential building lots totaling $2.7 million, three finished subdivision properties totaling $4.3 million, one land development property totaling $5.0 million and one condo project totaling $5.7 million. All REO is located in Oregon and Washington.

Balance Sheet Review

The Company originated $46.6 million in new loans during the quarter, however, net loans decreased to $730.2 million at September 30, 2009 due primarily to Riverview’s planned balance sheet restructuring strategy, which includes reducing the loan portfolio to preserve capital. Riverview continued to target reductions in residential construction related sectors within its loan portfolio, with an added focus on growing commercial and commercial real estate loans. At September 30, 2009, commercial and commercial real estate loans account for 75% of the total loan portfolio, compared to 73% of the loan portfolio three months earlier, while construction loans account for less than 13% of the loan portfolio, compared to 16% three months earlier. Total loan originations during the first six months of fiscal 2010 were $105.2 million.

Total construction loans as of September 30, 2009 decreased 24% from June 30, 2009. Within the construction loan portfolio, the residential construction portfolio is $42.3 million, or 5.7% of the total loan portfolio. “We have remained proactive in reducing our exposure to residential construction loans with speculative construction loans representing just $35.5 million of the residential construction portfolio at quarter-end, compared to $47.0 million three months earlier and $66.6 million a year ago,” said Sheaffer. “The total land and speculative construction loan portfolio was also reduced to $120.2 million, compared to $134.9 million at the end of the previous quarter and $166.3 million a year ago.”

During the quarter the Company continued to expand upon the strong customer deposit growth it experienced during the first quarter of fiscal 2010. Total deposits increased to $662.5 million at September 30, 2009, compared to $649.1 million three months earlier, and $637.5 million at September 30, 2008. “We continue to take advantage of new deposit opportunities in our marketplace as customers are shifting away from some of the larger institutions in our markets,” said Ron Wysaske, President and COO. “As a result, we have been successful at attracting a new customer base to Riverview, which is evident by our customer branch deposit growth.” Customer branch deposits increased $20.3 million during the quarter to $629.8 million at September 30, 2009. Core deposits, comprised of checking, savings and money market accounts, currently represent 57% of total deposits and certificates of deposits represent 43% of total deposits.

During the quarter, the Company used its excess cash reserves and increased deposit base to pay down its Federal Reserve Bank advances by $70 million. At September 30, 2009, total borrowings were $80.0 million compared to $150.0 million at June 30, 2009 and $122.9 million at March 31, 2009.  Riverview continues to have no wholesale-brokered deposits in its deposit mix, instead choosing to focus on deposit growth within its retail branch network.

Operating Results

Net interest income for the second quarter of fiscal 2010 increased 3.1% to $8.9 million compared to $8.6 million in the second quarter a year ago. For the first six months of fiscal 2010, net interest income increased 3.4% to $17.6 million compared to $17.0 million in the same period in fiscal 2009. For the second quarter of fiscal 2010 the net interest margin improved to 4.35% compared to 4.25% in the previous linked quarter and 4.18% in the second quarter a year ago. “Again this quarter we experienced a decrease in the cost of deposits as well as an increase in the yield on loans, which contributed to our expanding net interest margin for the quarter and for the year-to-date period,” said Kevin Lycklama, EVP and CFO. “This was despite the reversal of interest on loans placed on non-accrual status during the quarter, which accounted for a 6 basis point decrease in the quarterly net interest margin.”

Non-interest income was $1.8 million for the second quarter of fiscal 2010, compared to $2.1 million in the previous quarter. During the quarter, the Company took a $201,000 other than temporary impairment (OTTI) charge on an investment in a trust preferred pooled security. The amortized cost of the security was $3.5 million at September 30, 2009. Fee income from Riverview Asset Management Corp. totaled $465,000 during the second quarter, compared to $509,000 for the previous quarter and $547,000 in the second quarter a year ago. Gains on sale of loans held for sale were $159,000 in the second quarter compared to $401,000 in the previous quarter and $81,000 in the second quarter a year ago. The

RVSB Second Quarter Fiscal 2010 Results
October 20, 2009

decrease from the prior linked quarter was due to the significant increase in refinancing activity during the first quarter of fiscal 2010 as a result of a decrease in mortgage interest rates.

During the second quarter of fiscal 2010, non-interest expense was $7.3 million compared to $8.0 million in the preceding quarter and $6.7 million in the second quarter a year ago. Included in non-interest expense are several categories that are outside of the control of the Company, including FDIC insurance assessments and REO related expenses. FDIC insurance premiums increased $288,000 during the quarter compared to the second quarter of fiscal 2009, reflecting the industry-wide increase in assessments from the FDIC. REO related expenses and professional fees primarily associated with non-performing loans were $468,000 during the quarter.

In its continuing effort to reduce controllable costs, the Company made the decision to close its downtown Portland branch as of September 30, 2009. This branch was acquired as part of the Company’s acquisition of American Pacific Bank in 2005.  The decision to close this branch was primarily due to the expiration of the lease along with the low transaction volume at this location. Due to the Company’s proactive efforts in working with its deposit customers, along with current bank products including remote deposit capture and Internet Banking, the Company anticipates that substantially all of these deposit accounts will be absorbed within the Company’s existing branch network. In addition, the Company made the decision to close its loan production office in Clackamas, Oregon. All employees at both of these locations were transferred to other positions within the Company. “We are pleased that despite these closures, we were able to find new positions for all of our employees,” stated Wysaske. The closure of these locations is expected to save approximately $350,000 per year from the reduction of rent and related expenses.

The efficiency ratio improved to 67.87% during the quarter, compared to 74.08% during the preceding quarter and 91.53% during the second quarter a year ago. Year-to-date, the efficiency ratio was 70.98% compared to 74.81% for the same period a year ago. Although management remains focused on managing controllable costs, it expects its efficiency ratio to remain at higher than normal levels during fiscal year 2010 as a result of the increase in FDIC insurance premiums and REO related expenses.

Shareholders’ Equity

Shareholders’ equity improved to $89.6 million at September 30, 2009, compared to $89.1 million three months earlier and $88.1 million a year ago. Book value per share improved to $8.20 at quarter-end, compared to $8.16 at June 30, 2009 and $8.06 a year ago and tangible book value per share improved to $5.78 at quarter-end, compared to $5.73 at June 30, 2009 and $5.65 a year earlier. Tangible shareholder equity increased to 7.5% of tangible assets at September 30, 2009 compared the 7.0% at June 30, 2009 and 7.1% at September 30, 2008.

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $864 million, it is the parent company of the 86 year-old Riverview Community Bank, as well as Riverview Mortgage and Riverview Asset Management Corp. There are 17 branches, including ten in Clark County, two in Multnomah County and three lending centers. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers.

Financial measures that exclude taxes and loan loss provisions, and intangible assets are non-GAAP measures. To provide investors with a broader understanding of earnings, the Company provided non-GAAP financial measures for total income and tangible common equity, along with the GAAP measure of total income, in an effort to isolate the Company’s core business operations and capital adequacy.  Management believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency, facilitate comparisons to prior periods and competitor’s results and assist in forecasting performance for future periods because they exclude items we believe to be outside the normal operating results.

Statements concerning future performance, developments or events, concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements, which are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives.  These factors include but are not limited to:  RVSB’s ability to acquire shares according to internal repurchase guidelines, regional economic conditions and the company’s ability to efficiently manage expenses.  Additional factors that could cause actual results to differ materially are disclosed in Riverview Bancorp's recent filings with the SEC, including but not limited to Annual Reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

RVSB Second Quarter Fiscal 2010 Results
October 20, 2009

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	Sept. 30, 2009	June 30, 2009	Sept. 30, 2008	Mar. 31, 2009
ASSETS

Cash (including interest-earning accounts of $4,862, $25,275,	$18,513	$43,868	$26,214	$19,199
$11,786 and $6,405)
Loans held for sale	180	180	773	1,332
Investment securities held to maturity, at amortized cost	523	523	536	529
Investment securities available for sale, at fair value	8,451	13,349	9,473	8,490
Mortgage-backed securities held to maturity, at amortized	406	479	698	570
Mortgage-backed securities available for sale, at fair value	3,397	3,701	4,567	4,066
Loans receivable (net of allowance for loan losses of $18,071,
$17,776, $16,124 and $16,974)	730,227	760,283	770,391	784,117
Real estate and other pers. property owned	20,482	16,012	699	14,171
Prepaid expenses and other assets	2,953	2,964	6,102	2,518
Accrued interest receivable	2,891	2,966	3,280	3,054
Federal Home Loan Bank stock, at cost	7,350	7,350	7,350	7,350
Premises and equipment, net	18,770	19,187	20,281	19,514
Deferred income taxes, net	8,008	8,116	4,442	8,209
Mortgage servicing rights, net	528	545	271	468
Goodwill	25,572	25,572	25,572	25,572
Core deposit intangible, net	368	395	488	425
Bank owned life insurance	15,051	14,900	14,470	14,749

TOTAL ASSETS	$863,670	$920,390	$895,607	$914,333

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$662,494	$649,068	$637,490	$670,066
Accrued expenses and other liabilities	5,468	6,315	7,340	6,700
Advance payments by borrowers for taxes and insurance	435	190	375	360
Federal Home Loan Bank advances	5,000	5,000	136,660	37,850
Federal Reserve Bank advances	75,000	145,000	-	85,000
Junior subordinated debentures	22,681	22,681	22,681	22,681
Capital lease obligation	2,630	2,640	2,668	2,649
Total liabilities	773,708	830,894	807,214	825,306

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
September 30, 2009 – 10,923,773 issued and outstanding;	109	109	109	109
June 30, 2009 – 10,923,773 issued and outstanding;
September 30, 2008 – 10,923,773 issued and outstanding;
March 31, 2009 – 10,923,773 issued and outstanding;
Additional paid-in capital	46,889	46,872	46,846	46,866
Retained earnings	44,867	44,665	42,024	44,322
Unearned shares issued to employee stock ownership trust	(851)	(876)	(954)	(902)
Accumulated other comprehensive income (loss)	(1,447)	(1,656)	33	(1,732)
Total shareholders’ equity	89,567	89,114	88,058	88,663

Noncontrolling interest	395	382	335	364
Total equity	89,962	89,496	88,393	89,027

TOTAL LIABILITIES AND EQUITY	$863,670	$920,390	$895,607	$914,333

RVSB Second Quarter Fiscal 2010 Results
October 20, 2009

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
	Three Months Ended			Six Months Ended
(In thousands, except share data) (Unaudited)	Sept. 30, 2009	June 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008
INTEREST INCOME:
Interest and fees on loans receivable	$11,639	$11,710	$13,425	$23,349	$26,749
Interest on investment securities-taxable	66	98	121	164	177
Interest on investment securities-non taxable	31	32	37	63	69
Interest on mortgage-backed securities	35	40	55	75	116
Other interest and dividends	26	14	91	40	184
Total interest income	11,797	11,894	13,729	23,691	27,295

INTEREST EXPENSE:
Interest on deposits	2,448	2,694	3,800	5,142	7,906
Interest on borrowings	436	520	1,287	956	2,380
Total interest expense	2,884	3,214	5,087	6,098	10,286
Net interest income	8,913	8,680	8,642	17,593	17,009
Less provision for loan losses	3,200	2,350	7,200	5,550	9,950

Net interest income after provision for loan losses	5,713	6,330	1,442	12,043	7,059

NON-INTEREST INCOME:
Total other-than-temporary impairment losses	(114)	(279)	-	(393)	-
Portion recognized in other comprehensive loss	(87)	21	-	(66)	-
Net impairment losses recognized in earnings	(201)	(258)	-	(459)	-

Fees and service charges	1,151	1,244	1,219	2,395	2,429
Asset management fees	465	509	547	974	1,171
Gain on sale of loans held for sale	159	401	81	560	133
Impairment of investment security	-	-	(3,414)	-	(3,414)
Bank owned life insurance income	151	151	148	302	294
Other	70	56	106	126	256
Total non-interest income	1,795	2,103	(1,313)	3,898	869

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,689	3,875	3,740	7,564	7,624
Occupancy and depreciation	1,217	1,233	1,251	2,450	2,484
Data processing	237	240	208	477	407
Amortization of core deposit intangible	28	30	33	58	68
Advertising and marketing expense	151	159	255	310	436
FDIC insurance premium	445	695	157	1,140	271
State and local taxes	151	149	169	300	344
Telecommunications	113	116	114	229	238
Professional fees	330	304	248	634	450
Other	906	1,187	533	2,093	1,053
Total non-interest expense	7,267	7,988	6,708	15,255	13,375

INCOME (LOSS) BEFORE INCOME TAXES	241	445	(6,579)	686	(5,447)
PROVISION (BENEFIT) FOR INCOME TAXES	39	102	(2,381)	141	(2,042)
NET INCOME (LOSS)	$202	$343	$(4,198)	$545	$(3,405)

Earnings (loss) per common share:
Basic	$0.02	$0.03	$(0.39)	$0.05	$(0.32)
Diluted	$0.02	$0.03	$(0.39)	$0.05	$(0.32)
Weighted average number of shares outstanding:
Basic	10,717,471	10,711,313	10,692,838	10,714,409	10,685,459
Diluted	10,717,471	10,711,313	10,692,838	10,714,409	10,685,459

RVSB Second Quarter Fiscal 2010 Results
October 20, 2009

(Dollars in thousands)	At or for the three months ended			At or for the six months ended
	Sept. 30, 2009	June 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008
AVERAGE BALANCES
Average interest–earning assets	$ 813,673	$ 821,429	$ 822,468	$ 817,531	$ 811,443
Average interest-bearing liabilities	707,876	726,740	711,641	717,257	705,142
Net average earning assets	105,797	94,689	110,827	100,274	106,301
Average loans	765,470	791,548	784,227	778,438	775,681
Average deposits	655,388	645,942	631,353	650,691	636,483
Average equity	91,303	90,481	94,303	90,894	94,656
Average tangible equity	64,803	63,994	67,940	64,400	98,271

ASSET QUALITY	Sept. 30, 2009	June 30, 2009	Sept. 30, 2008

Non-performing loans	36,085	41,057	22,071
Non-performing loans to total loans	4.82%	5.28%	2.80%
Real estate/repossessed assets owned	20,482	16,012	699
Non-performing assets	56,567	57,069	22,770
Non-performing assets to total assets	6.55%	6.20%	2.54%
Net loan charge-offs in the quarter	2,905	1,548	4,183
Net charge-offs in the quarter/average net loans	1.51%	0.78%	2.12%

Allowance for loan losses	18,071	17,776	16,124
Allowance for loan losses and unfunded loan
commitments	18,355	18,052	16,410
Average interest-earning assets to average
interest-bearing liabilities	114.95%	113.03%	115.57%
Allowance for loan losses to
non-performing loans	50.08%	43.30%	73.06%
Allowance for loan losses to total loans	2.41%	2.28%	2.05%
Allowance for loan losses and
unfunded loan commitments to total loans	2.45%	2.32%	2.08%
Shareholders’ equity to assets	10.37%	9.68%	9.83%

LOAN MIX	Sept. 30, 2009	June 30, 2009	Sept. 30, 2008	March 31, 2009
Commercial and construction
Commercial	$ 112,578	$ 127,366	$ 123,569	$ 127,150
Other real estate mortgage	449,405	437,590	442,482	447,652
Real estate construction	94,319	123,505	134,930	139,476
Total commercial and construction	656,302	688,461	700,981	714,278
Consumer
Real estate one-to-four family	88,862	86,686	82,062	83,762
Other installment	3,134	2,912	3,472	3,051
Total consumer	91,996	89,598	85,534	86,813

Total loans	748,298	778,059	786,515	801,091

Less:
Allowance for loan losses	18,071	17,776	16,124	16,974
Loans receivable, net	$ 730,227	$ 760,283	$ 770,391	$ 784,117

RVSB Second Quarter Fiscal 2010 Results
October 20, 2009

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOAN TYPES BASED ON LOAN PURPOSE

		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
September 30, 2009	(Dollars in thousands)
Commercial	$112,578	$-	$-	$112,578
Commercial construction	-	-	51,980	51,980
Office buildings	-	89,801	-	89,801
Warehouse/industrial	-	39,714	-	39,714
Retail/shopping centers/strip malls	-	79,932	-	79,932
Assisted living facilities	-	35,156	-	35,156
Single purpose facilities	-	91,322	-	91,322
Land	-	84,681	-	84,681
Multi-family	-	28,799	-	28,799
One-to-four family	-	-	42,339	42,339
Total	$112,578	$449,405	$94,319	$656,302

March 31, 2009	(Dollars in thousands)
Commercial	$127,150	$-	$-	$127,150
Commercial construction	-	-	65,459	65,459
Office buildings	-	90,621	-	90,621
Warehouse/industrial	-	40,214	-	40,214
Retail/shopping centers/strip malls	-	81,233	-	81,233
Assisted living facilities	-	26,743	-	26,743
Single purpose facilities	-	88,574	-	88,574
Land	-	91,873	-	91,873
Multi-family	-	28,394	-	28,394
One-to-four family	-	-	74,017	74,017
Total	$127,150	$447,652	$139,476	$714,278

(Dollars in thousands)

DEPOSIT MIX	Sept. 30, 2009	June 30, 2009	Sept. 30, 2008	March 31, 2009

Interest checking	$69,507	$91,097	$80,266	$96,629
Regular savings	28,858	28,660	27,528	28,753
Money market deposit accounts	189,150	190,289	166,834	178,479
Non-interest checking	87,495	85,261	83,555	88,528
Certificates of deposit	287,484	253,761	279,307	277,677
Total deposits	$662,494	$649,068	$637,490	$670,066

RVSB Second Quarter Fiscal 2010 Results
October 20, 2009

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
September 30, 2009	(dollars in thousands)
Non-performing assets

Commercial	$ 50	$ 3,187	$ 4,887	$ -	$ -	$ 8,124
Commercial real estate	-	-	-	-	-	-
Land	-	2,640	10,429	67	1,380	14,516
Multi-family	-	-	-	169	-	169
Commercial construction	-	-	-	31	-	31
One-to-four family construction	5,917	3,322	2,141	-	-	11,380
Real estate one-to-four family	472	-	1,324	69	-	1,865
Consumer	-	-	-	-	-	-
Total non-performing loans	6,439	9,149	18,781	336	1,380	36,085

REO	449	7,454	7,197	5,382	-	20,482

Total non-performing assets	$ 6,888	$ 16,603	$ 25,978	$ 5,718	$ 1,380	$ 56,567

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
September 30, 2009	(dollars in thousands)
Land and Spec Construction Loans

Land Development Loans	$ 6,711	$ 6,835	$ 61,575	$ 2,299	$ 7,261	$ 84,681
Spec Construction Loans	12,783	6,857	14,143	1,696	-	35,479

Total Land and Spec Construction	$ 19,494	$ 13,692	$ 75,718	$ 3,995	$ 7,261	$ 120,160

RVSB Second Quarter Fiscal 2010 Results
October 20, 2009

	At or for the three months ended			At or for the six months ended
SELECTED OPERATING DATA	Sept. 30, 2009	June 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008

Efficiency ratio (4)	67.87%	74.08%	91.53%	70.98%	74.81%
Coverage ratio (6)	122.65%	108.66%	128.83%	115.33%	127.17%
Return on average assets (1)	0.09%	0.15%	-1.86%	0.12%	-0.77%
Return on average equity (1)	0.88%	1.52%	-17.66%	1.20%	-7.17%
Average rate earned on interest-earned assets	5.76%	5.82%	6.63%	5.79%	6.72%
Average rate paid on interest-bearing liabilities	1.62%	1.77%	2.84%	1.70%	2.91%
Spread (7)	4.14%	4.05%	3.79%	4.09%	3.81%
Net interest margin	4.35%	4.25%	4.18%	4.30%	4.19%

PER SHARE DATA
Basic earnings per share (2)	$0.02	$0.03	$(0.39)	$0.05	$(0.32)
Diluted earnings per share (3)	0.02	0.03	(0.39)	0.05	(0.32)
Book value per share (5)	8.20	8.16	8.06	8.20	8.06
Tangible book value per share (5)	5.78	5.73	5.65	5.78	5.65
Market price per share:
High for the period	$4.32	$3.90	$7.38	$4.32	$9.79
Low for the period	2.95	2.63	4.52	2.63	4.52
Close for period end	3.70	3.02	5.96	3.70	5.96
Cash dividends declared per share	-	-	0.045	-	0.135

Average number of shares outstanding:
Basic (2)	10,717,471	10,711,313	10,692,838	10,714,409	10,685,459
Diluted (3)	10,717,471	10,711,313	10,692,838	10,714,409	10,685,459

(1)	Amounts are annualized.
(2)	Amounts calculated exclude ESOP shares not committed to be released.
(3)	Amounts calculated exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest bearing liabilities.